                                                                    EXHIBIT 10.1

                            NEXTERA ENTERPRISES, INC.

                                 January 9, 2003

Mr. David Schneider
Chairman and Chief Executive Officer
Nextera Enterprises, Inc.
1250 Fourth Street
Santa Monica, CA 90401

Dear David:

      In our conversation the other day, we agreed to proceed as follows with respect to your Employment Agreement dated October 25, 2000:

      1. You will resign your positions as Chairman, Director and Chief Executive Officer on a date to be designated by the Company between now and the end of February.

      2. You will be paid your base compensation pursuant to your Employment Agreement on a monthly basis through the first anniversary of the date of your resignation. The monthly payments will be continued on the Company payroll system consistent with past practices.

      3. Your Initial Options, Additional Options, and Special Options as defined in the Employment Agreement will become vested and exercisable according to the terms of the Employment Agreement and Option Agreements referred to therein.

      4. You will agree to make a reasonable effort to be available as a consultant with the Company as requested by the Management Committee through August 31, 2003, provided: 1) that this does not interfere with your employment arrangements with a new employer or with your search for new employment; 2) that consulting fees are paid monthly at an hourly rate based on your current annual salary plus expenses; and 3) that the requested tasks are in line with those expected of a senior executive. Said commitment to consult with the Management Committee will not exceed 10 hours per month. If you are requested to do additional consulting or other work by the Company, you may be compensated pursuant to a separate agreement to be negotiated at that time.

Mr. David Schneider
Chairman and Chief Executive Officer
Nextera Enterprises, Inc.
January 9, 2003
Page 2

      5. Except as otherwise expressly provided herein, all of your expense reimbursements and other benefits will terminate upon the date of your resignation. The Company will cooperate with you with respect to continuation of medical coverage under COBRA at your expense.

      6. The press release announcing your resignation will state that you have decided to resign to pursue other opportunities and will include an expression of gratitude on behalf of the Company for your significant contributions to Nextera, including that under your leadership the Company successfully completed its transformation and returned to profitability. The Company will give you a copy of the press release announcing your resignation in a timely manner to allow you to comment upon said press release. The Company will use its reasonable best efforts in good faith to incorporate any reasonable comments you have may have to the press release.

      7. The above will be in lieu of notification by the Company of early termination pursuant to Section 3.5 of the Employment Agreement. All other provisions of the Employment Agreement not addressed herein (including without limitation Sections 7.1.3, 7.5.1, 11.1.4, and 19 thereof) and the Non-Compete, Non-Solicitation, Proprietary Information, Confidentiality and Inventions Agreements shall remain in effect in accordance with the terms of said agreements.

      8. The Company acknowledges that you are owed a bonus for your 2002 performance in the minimum amount of $275,000. This minimum amount will be paid to you upon your termination date with any remaining amounts due to be paid within two weeks of the completion of the 2002 audit.

      9. The Company agrees that within ten (10) business days of your termination date, you will be paid for all accrued but unused vacation days to which you are entitled (not to exceed sixteen (16) days) and that within fifteen (15) days after the termination date you will be paid for all unreimbursed expenses, pursuant to the usual rules and procedures of the Company.

Mr. David Schneider
Chairman and Chief Executive Officer
Nextera Enterprises, Inc.
January 9, 2003
Page 3


      10.   You agree to return to or purchase from the Company within fifteen
            (15) days of your termination date any computer equipment and other assets of the Company that are in your possession.

      Please sign this letter where indicated and return it to me and I will present this matter to the Board of Directors of the Company for final approval.


                                           Very truly yours,


                                           /s/ Richard V. Sandler
                                           ---------------------------------
                                           Richard V. Sandler,
                                           Member of the Board of Directors
                                           of Nextera Enterprises, Inc.



The above is agreed to:

By: /s/ David Schneider
    ---------------------------------
    David Schneider